AMENDMENT TO

INVESTMENT SUB-ADVISORY AGREEMENT

THE AMENDMENT, dated as of this 1st day of December, 2018 (the “Amendment”), to the Investment Sub-Advisory Agreement, dated June 22, 2018 (the “Agreement”), between the Parties (as defined below), is entered into by and between J.P. Morgan Private Investments Inc. (the “Adviser”) and BlackRock Investment Management, LLC (the “Sub-Adviser” and, together with the Adviser, the “Parties”). Capitalized terms used herein not otherwise defined shall have the meaning set forth in the Agreement.

WHEREAS, pursuant to the Agreement, the Sub-Adviser provides certain investment sub-advisory services to the series of the Six Circles Trust (the “Trust”) set forth on Appendix A of the Agreement;

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated as of June 22, 2018, as amended December 1, 2018, with the Trust (the “Advisory Agreement”) with respect to the MEP Funds (as defined below);

WHEREAS, the Adviser represents that the Advisory Agreement permits the Adviser to employ subadvisers to perform certain of its duties under the Advisory Agreement, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser with respect to the MEP Funds in the provision of a continuous investment program for that portion of the assets of the MEP Funds which the Adviser may from time to time allocate to the Sub-Adviser in accordance with the terms of the Agreement and the Sub-Adviser is willing to furnish such services;

WHEREAS, the Parties desire to amend Schedule A of the Agreement to add two new series of the Trust, the MEP Funds, so that the Sub-Adviser may render certain investment sub-advisory services for the MEP Funds pursuant to the Agreement; and

WHEREAS, Section 14 of the Agreement provides that the Agreement may be amended by a written instrument signed by both Parties.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the Parties hereto agree as follows:

WITNESSETH:

1.

The Parties hereby agree that Appendix A of the Agreement is hereby replaced with Appendix A attached hereto, to become effective with respect to each of the Six Circles Managed Equities Portfolio U.S. Unconstrained Fund and the Six Circles Managed Equities Portfolio International Unconstrained Fund (together, the “MEP Funds”) on the date that such MEP Fund commences operations pursuant to an effective amendment to the Trust’s registration statement (with respect to such MEP Fund, the “Effective Date”).

2.

With respect to each MEP Fund, the Agreement shall continue in effect for a period of two years from the Effective Date with respect to such MEP Fund, and thereafter, shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust (the “Board”) or (ii) a vote of a “majority” (as defined in the 1940 Act) of such MEP Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to the Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

3.	Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized signatories as of the date and year first written above.

J.P. MORGAN PRIVATE INVESTMENTS INC.

By:	/s/ Mary Savino
Name:	Mary Savino
Title:	Managing Director

BLACKROCK INVESTMENT MANAGEMENT, LLC

By:	/s/ Jared Murphy
Name:	Jared Murphy
Title:	Managing Director

Appendix A has not been provided, as J.P. Morgan Private Investments Inc. is not required to disclose the fees paid to an individual sub-adviser under its “manager of managers” exemptive order (J.P. Morgan Fleming Series Trust and J.P. Morgan Investment Management Inc., Investment Company Act Release No. 27396 (June 13, 2006) (order)).